EXHIBIT 2.2

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF MICHIGAN
 SOUTHERN DIVISION
In re: CAPITOL BANCORP LTD., et al.,[1] Debtors.	Chapter 11 Case No. 12-58409 (Jointly Administered) Hon. Marci B. McIvor

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER GRANTING
FINAL APPROVAL OF AMENDED DISCLOSURE STATEMENT AND CONFIRMING
AMENDED JOINT LIQUIDATING PLAN OF CAPITOL BANCORP LTD. AND
 FINANCIAL COMMERCE CORPORATION

This matter having come before the Court on the Amended Joint Liquidating Plan of Capitol Bancorp Ltd. and Financial Commerce Corporation (together with all exhibits, supplements and amendments thereto, including the amendments set forth in this Order, the "Plan"), which was filed on July 17, 2013 [Docket No. 523] and has been amended and restated, together with all exhibits thereto, on January 27, 2014 at Docket No. 780, and the applicable Disclosure Statement ("Disclosure Statement"), which was filed on May 22, 2013 [Docket No. 436];2 the Court having reviewed and considered the Debtors' Memorandum of Law (A) In Response to Pending Objections To Amended Joint Liquidating Plan of Capitol Bancorp Ltd. and Financial Commerce Corporation, (B) Requesting Authorization to Make Plan Modifications, and (C) In Support of Final Approval of Disclosure Statement and Confirmation of Plan Filed by Debtor In Possession Capitol Bancorp Ltd. [Docket No. 758]; the Court having

1 The Debtors in these jointly administered cases are Capitol Bancorp Ltd. (Case No. 12-58409) and Financial Commerce Corporation (Case No. 12-58406).

2 All capitalized terms not defined herein have the meaning provided in the Plan.

established 10:30 a.m. on January 21, 2014 as the date and time of the combined hearing to consider granting final approval of the Disclosure Statement and to consider the confirmation of the Plan, and such hearing (the "Hearing") having been conducted and concluded in open court; the Court being familiar with and having taken judicial notice of the entire record of these Chapter 11 Cases, including all the proceedings conducted before the Court, and upon the entire record of the Hearing; the Court being duly advised in the premises, after due deliberation, and good cause appearing therefor:
THE COURT HEREBY FINDS THAT:3
A.            This Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334.  Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan and final approval of the Disclosure Statement are core proceedings under 28 U.S.C. § 157(b)(2).

B.            On or before July 29, 2013, in accordance with this Court's Order Amending Order Granting Debtors' Motion (A) To Establish Procedures for Solicitation and Tabulation of Votes to Accept or Reject Debtors' Joint Liquidating Plan; (B) To Establish Deadlines and Procedures for Filing Objections to Confirmation of the Plan; and (C) For Related Relief [Docket No. 518] (the "Amended Solicitation Procedures Order") and Bankruptcy Rule 3017, and as evidenced by the applicable Certificate of Service filed on August 10, 2013 [Docket No. 548], the Debtors served on all creditors and parties in interest, as applicable, written notice of the Confirmation Hearing, the Plan, the Disclosure Statement, a ballot for accepting or rejecting

3 This Order constitutes the Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014.  Any finding of fact shall constitute a finding of fact even if stated as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if stated as a finding of fact.

the Plan and a self-addressed, postage paid return envelope to the balloting agent (applicable to those parties entitled to vote under the Plan or, alternatively, a Non-Voting Creditor Notice), a cover letter from the Debtors in support of this Plan, a letter from the Committee in opposition to the Plan, and a Notice of Proposed Assumption of Certain Executory Contracts and Unexpired Leases; and the aforementioned service constitutes adequate and sufficient notice under the Bankruptcy Code and the Bankruptcy Rules of the Plan and the Disclosure Statement and the deadline for filing and serving any objections thereto, the date for accepting or rejecting the Plan and the Confirmation Hearing.

C.            In accordance with the Amended Solicitation Procedures Order, the Publication Notice (as defined in the Amended Solicitation Procedures Order) was published in the Lansing State Journal on July 26, 2013.  An Affidavit evidencing the publication was filed with the Court on August 10, 2013 [Docket No. 547].

D.            The Debtors received objections from the following parties to confirmation of the Plan and final approval of the Disclosure Statement:  (a) the Official Committee of Unsecured Creditors of the Debtors (the "Committee") [Docket No. 717]; (b) U.S. Bank National Association, as Indenture Trustee, Institutional Trustee and Guarantee Trustee ("U.S. Bank") [Docket No. 719]; (c) Wilmington Trust Company, as Indenture Trustee, and Manufacturers and Traders Trust Company, as Indenture Trustee (collectively, "Wilmington Trust") [Docket No. 721]; (d) The Bank of New York Mellon Trust Company, N.A., as Trustee ("BNY Mellon") [Docket No. 722]; (e) the Office of the United States Trustee (the "UST") [Docket No. 579]; (f) G3 Properties, LLC, et al. (the "G3 Parties") [Docket No. 595] and (g) Billi T. Go ("Go") [Docket No. 578] (individually and collectively, the "Objections").

E.            On December 31, 2013, the Debtors filed a Motion for An Order Authorizing Settlement Agreement With the Official Committee of Unsecured Creditors [Docket No. 751] (the "Settlement Motion"), which proposed to resolve those Objections which had been filed by the Committee, U.S. Bank, Wilmington Trust and BNY Mellon, and to otherwise render moot the remaining Objections.  The Settlement Motion requested Court approval of a Settlement Agreement between the Debtors and the Committee which proposed certain modifications to the Plan and the Liquidating Trust Agreement as hereinafter set forth.  The Settlement Motion was scheduled to be heard on January 21, 2014, on the same date as and immediately prior to the Confirmation Hearing.  The Court granted the relief requested by the Debtors in the Settlement Motion and approved the Debtors' entry into and performance of the Settlement Agreement.

F.            The Debtors have given notice of the Confirmation Hearing, as required by Bankruptcy Rule 3017(d), as well as the Settlement Motion, and have fully complied with the Amended Solicitation Procedures Order and with Bankruptcy Rule 2002(b).  Such notice was good and sufficient under the circumstances, was reasonably calculated to provide all ascertainable persons and entities affected by the Plan with due process, and no further notice is required other than notice of the entry of this Order required by Bankruptcy Rule 3020(c)(2).  The solicitation of votes to accept or reject the Plan satisfies Bankruptcy Rule 3018 because the Plan was transmitted to all creditors entitled to vote on the Plan and sufficient notice was provided to vote to accept or reject the Plan.

G.            The Plan complies with Bankruptcy Rule 3016.

H.            The Disclosure Statement contains adequate information within the meaning of 11 U.S.C. § 1125.

I.            The provisions of chapter 11 of the Bankruptcy Code, including sections 1122(a) and 1123 of the Bankruptcy Code, have been satisfied.  All Claims in each class under the Plan are substantially similar to other Claims in such class.  Valid business and legal reasons exist for the various classes of Claims and Equity Security Interests created under the Plan, and such classification does not unfairly discriminate among holders of Claims or Equity Security Interests.

J.            The proponents of the Plan have complied with the provisions of the Bankruptcy Code, and the Plan has been proposed in good faith and not by any means forbidden by law.

K.            All payments made or promised to be made under the Plan for services or for costs and expenses in, or in connection with, these cases have been fully approved by the Court or will be subject to the approval of the Court as reasonable.

L.            The Liquidating Trust shall become effective on the Effective Date.  The manner of selection of the Liquidation Trust Oversight Committee and appointment of the Liquidation Trustee is consistent with the interest of holders of Claims and Equity Security Interests and with public policy, thus satisfying the requirements of section 1129(a)(5) of the Bankruptcy Code.

M.            No governmental regulatory commission is required to approve the rates charged by the Debtors.

N.            All Classes are impaired under the Plan.  Each holder of an impaired Claim has accepted the Plan or will receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

O.            As set forth in the Certification of Karen M. Wagner With Respect to the Tabulation of Votes on the Amended Joint Liquidating Plan of Capitol Bancorp Ltd. and

Financial Commerce Corporation (the "Voting Declaration") [Docket No. 739], CBC Class 3-Other Priority Claims, has accepted the Plan and, therefore, at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class.

P.            Notwithstanding that only CBC Class 3 voted to accept the Plan, the Plan is confirmable because it satisfies the requirements of Bankruptcy Code § 1129(b), as addressed in Paragraph U below.

Q.            The Plan provides for treatment of Administrative Claims, United States Trustee ("UST") fees and Priority Tax Claims in the manner required by section 1129(a)(9) of the Bankruptcy Code.

R.            Although a financial reorganization of the Debtors is possible pursuant to the Toggle Option of the Plan and may be pursued by the Debtors' in accordance with the Plan, it is contemplated that confirmation of the Plan will be followed by liquidation.

S.            In compliance with section 1129(a)(12) of the Bankruptcy Code, the Plan provides for payment of all fees payable under 28 U.S.C. § 1930.  The Debtors have agreed with the UST as follows:  The Debtors shall continue to remit to the Office of the United States Trustee all appropriate post-Confirmation monthly reports/affidavits for all relevant time periods and shall continue to remit quarterly fee payments in full based on all disbursements for the relevant period(s) until the Chapter 11 Cases are closed by order of the Court.  To the extent any monthly reports/affidavits are not timely provided or fees are not paid in full, the Chapter 11 Cases may be re-opened by the Office of the United States Trustee to file such motions or take such action as appropriate to be provided with such reports and paid any fees owed or due.

T.            The provisions of Bankruptcy Code § 1129(a)(13) are not applicable as the Debtors have no retiree benefit programs as defined in Bankruptcy Code § 1114(a).

U.            CBC Classes 5 and 6 will neither receive nor retain any property under the Plan and, accordingly, are deemed to have rejected the Plan.  Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed regardless of whether Equity Security Interests are impaired and have not accepted (or are deemed not to have accepted) the Plan.  Other than the requirement in section 1129(a)(8) of the Bankruptcy Code that CBC Classes 5 and 6 accept the Plan, all of the requirements of section 1129(a) of the Bankruptcy Code have been met.  In addition, the Plan does not discriminate unfairly, and is fair and equitable, with respect to CBC Classes 5 and 6 because there are no holders of Claims or Equity Security Interests junior to the holders in CBC Classes 5 and 6 that will receive or retain under the Plan any property on account of such junior claims or interests.

V.            The principal purpose of the Plan is not the avoidance of taxes or avoidance of section 5 of the Securities Act of 1933 and no governmental unit has requested that the Bankruptcy Court deny confirmation on such basis.

W.            Based upon the record before the Court in these Chapter 11 Cases, the Debtors, the Committee and their respective members, officers, directors, agents, financial advisers, attorneys, employees and affiliates and representatives have acted in good faith within the meaning of Bankruptcy Code § 1125(e) and are entitled to the protections afforded by Bankruptcy Code § 1125.

X.            The modifications to the Plan resulting from this Court's approval of the Settlement Motion (by entry of a separate order), and as otherwise embodied in this Order, constitute immaterial modifications to the Plan allowed pursuant to Bankruptcy Code § 1127, and do not adversely and materially change the treatment of any Claim or Equity Security Interest under the Plan.

Y.            On January 17, 2014, the Debtors filed a Notice of Filing of Proposed Order Granting Final Approval of Amended Disclosure Statement and Confirming Amended Joint Liquidating Plan of Capitol Bancorp Ltd. and Financial Commerce Corporation [Docket No. 770].

NOW, THEREFORE, IT IS HEREBY ORDERED THAT:
1.            The Disclosure Statement is approved on a final basis.

2.            The Plan and the Liquidating Trust Agreement are approved and the Plan is confirmed consistent with the terms set forth in this Order, and all of the relevant requirements of chapter 11 of the Bankruptcy Code have been satisfied.  If there is any conflict between the terms of the Plan and/or the Liquidating Trust Agreement and the exhibits thereto, and the terms of this Order, the terms of this Order shall govern and control.

3.            All Objections to final approval of the Disclosure Statement and/or confirmation of the Plan which have not been withdrawn are overruled.

4.            The Plan and Liquidating Trust, respectively, are modified as follows:
A.	Liquidating Trust Amendments. The amendments to the Liquidating Trust reflected in the pleading filed at Docket No. ___, including those set forth below, are approved.
B.
Liquidation Trust Oversight Committee (Liquidating Trust). The second sentence of section 4.07(a) of the Liquidating Trust is deleted and replaced with the following sentence: "The Liquidation Trust Oversight Committee shall consist of three (3) members, two (2) of whom shall be selected by the Committee and one (1) of whom shall be selected by the Board of Directors of CBC."

C.
Liquidation Trust Oversight Committee (Plan). The following provision is added to the end of the second paragraph of Article V.D. of the Plan: "The Liquidation Trust Oversight Committee (as defined in the Liquidating Trust) shall consist of three (3) members, two (2) of whom shall be selected by the Committee and one (1) of whom shall be selected by the Board of Directors of CBC. The proposed members of the Liquidation Trust Oversight Committee shall meet (in person or by telephone) on or before the date of the hearing on confirmation of the Plan to choose, by majority vote, the Liquidation Trustee. The entity or person chosen to be the Liquidation Trustee at such meeting shall enter into the Liquidating Trust with the Debtors as of the Effective Date."

D.	Releases and Indemnification by Debtors. Article XII.E. is deleted from the Plan and replaced with the following:
"The Debtors' respective present and former members, partners, equity-holders, officers, directors, employees, representatives, advisors, attorneys, agents and Professionals (collectively, the "Insiders") are not released from any Claims, obligations, rights, suits, damages, losses, causes of action, remedies and liabilities and such Claims, obligations, rights, suits, damages, losses, causes of action, remedies and liabilities are hereby expressly preserved and will be contributed to the Liquidating Trust on the Effective Date, consistent with Article V.D. hereof; provided, however, that the amounts the Insiders shall be required to pay on account of Claims, obligations, rights, suits, damages, losses, causes of action, remedies and liabilities based on acts or omissions occurring prior to the Petition Date (with the sole exception of causes of action under chapter 5 of the Bankruptcy Code, which shall not be subject to the limitations imposed by this Article XII.E.) shall in all cases be strictly limited to any amounts which may be actually recovered from any applicable insurance providers pursuant to any applicable insurance policies, including directors' and officers' liability insurance policies and proceeds thereof; provided, further, however, that the Insiders shall timely submit such notices as may be required under such insurance policies, shall take all reasonable actions necessary to pursue coverage under such policies including filing and diligently prosecuting any legal actions (in court or arbitration) necessary to contest any denials of coverage by the insurance companies issuing such policies, and shall not settle or otherwise compromise or waive any claims for coverage under such policies without the express written consent of the Liquidation Trustee. Except with respect to any proceeds of such insurance policies, including directors' and officers' liability insurance policies and proceeds thereof (and causes of action under chapter 5 of the Bankruptcy Code), (1) neither the Liquidation Trustee, nor any other person or entity, shall have any right to pursue collection against, or collect from, the property or other assets of the Insiders, or the Insiders' estates or heirs, for any Claims, obligations, rights, suits, damages, losses, causes of action, remedies or liabilities based on acts or omissions occurring prior to the Petition Date and (2) the Liquidation Trustee, and every person and entity acting by or through the Liquidation Trustee, is enjoined and directed not to take any action of any kind against the property or other assets of the Insiders or the Insiders'

 estates or heirs. Neither the Debtors nor the Insiders make any representation or warranty regarding the nature, extent, enforceability or collectability of any such insurance policies."
In the event that the Toggle Option is implemented with the consent of the Liquidation Trustee and the Liquidation Trust Oversight Committee unanimously approves, this Paragraph 4.C. shall not be effective and the provisions of Article XII.E. of the Plan shall remain unchanged. For the avoidance of doubt, none of the Debtors, the Liquidation Trustee, or the Liquidation Trust Oversight Committee shall have any duty to pursue the Toggle Option or the implementation thereof.
E.	Exculpation and Limitation of Liability. Article XII.D. is amended as follows:
1.
The period at the end of the first paragraph of Article XII.D. of the Plan is deleted and the following provision is added to the end of the first paragraph of Article XII.D. of the Plan: "; provided, however, that the limitation of liability set forth herein shall only apply to acts or omissions occurring on or after the Petition Date."

2.
The following paragraph is added to Article XII.D. immediately after the first paragraph thereof: "Neither the Committee nor any of its present or former members (in their individual capacities and as members of the Committee), advisors, Professionals, attorneys, or agents, shall have or incur any liability to any Holder of a Claim or an Equity Security Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that the limitation of liability set forth herein shall only apply to acts or omissions occurring on or after the Petition Date."

3.
The second paragraph of original Article XII.D. of the Plan is deleted and replaced with the following paragraph: "Notwithstanding any other provision of this Plan, no Holder of a Claim or Equity Security Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successor or assigns of the foregoing, shall have any right of action against the Debtors, the Estates, the Reorganized Debtors, the Committee, the members of the Committee (in their individual capacities and as members of the Committee), or any of their respective present or former members, officers, directors, employees, advisors, Professionals, attorneys, agents, for any act or omission in connection with, relating to, or arising out of, the

Chapter 11 Cases, the pursuit of confirmation of the Plan, consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence; provided, however, that the limitation on rights of action set forth herein shall only apply to acts or omissions occurring on or after the Petition Date."
F.	Toggle Option to Reorganization.

1.
The following sentence is added to the end of the first paragraph of Article V.C. of the Plan: "Notwithstanding anything to the contrary herein, the Liquidation Trustee shall have the right to veto the implementation of any Toggle Option that the Debtors may propose by serving written notice of such veto on the Debtors within twenty (20) Business Days after the Debtors have proposed such Toggle Option to the Liquidation Trustee in writing."

2.
The following parenthetical is added to the first sentence of the second paragraph of Article V.C. of the Plan, immediately after the phrase "equity in the Reorganized Debtors": "(which equity shall be book entry and Depository Trust Company eligible)".

G.	The Liquidating Trust.

1.	The third paragraph of Article V.D. of the Plan is deleted and replaced with the following:
"The Liquidating Trust shall become effective on the Effective Date. On the Effective Date, the Debtors shall contribute the following assets to the Liquidating Trust: (i) the Debtors' or Estates' share of the proceeds of the sale of certain of the Debtors' subsidiary banks to Talmer Bancorp, Inc. ("Talmer"), which sale was approved by the Bankruptcy Court by order entered at Docket No. 692, (ii) all causes of action belonging to the Debtors, including causes of action against directors, officers and Insiders (as defined herein) of the Debtors, (iii) that certain loan owned by either or both of the Debtors secured by real property in Lansing, Michigan and in the approximate amount of $446,008.04, which amount includes principal and accrued but unpaid interest, (iv) upon request of the Liquidation Trustee, copies of, or access by the Liquidation Trustee and his agents to, the Debtors' books, records, and files, and (v) all other assets of the Debtors, except (a) the Debtors' cash on hand in excess of the proceeds of the sale to Talmer (but only up to a maximum of $1,500,000, subject to the provisions of the next sentence), (b) furniture, fixtures and equipment, (c) the Debtors' indirect ownership interest in Summit Bank of Kansas City ("Summit Bank"), and (d) other assets of the Debtors reasonably required by the Debtors to operate during the period of the Wind Down Budget (e.g., software and other intellectual property, and the Debtors' books, records and files). Once the sum of the Debtors' cash on hand as of January 21, 2014 plus cumulative cash receipts during the period of the Wind Down Budget (not including Debtors' or Estates' share of the proceeds of the sale to Talmer, the proceeds of the sale of Summit Bank, the

$160,000 funded by the Debtors pursuant to Article XIII.N hereof and any amounts received by the Debtors as pay agent or payor for any present or former non-debtor subsidiary banks) exceeds $1,500,000 (the "$1.5 Million Threshold"), the Debtors shall pay any amounts in excess of the $1.5 Million Threshold to the Liquidating Trust no later than the 15th day of each month following the month in which such proceeds are received, provided that the failure to do so will not impair any release or exculpation provision of the Plan or the Settlement Agreement dated as of December 31, 2013 by and among Capitol Bancorp Ltd. and Financial Commerce Corporation and the Official Committee of Unsecured Creditors of Capitol Bancorp Ltd., et al., provided, further, that in the event that the Debtors fail to timely turnover any amounts in excess of the $1.5 Million Threshold, the Liquidating Trustee may file an action for turnover of such funds and the Debtors will not oppose expedited consideration of such action. The proceeds of the sale of Summit Bank shall be contributed to the Liquidating Trust within five (5) business days after the Debtors' receipt of such proceeds. The Debtors shall use commercially reasonable efforts to liquidate their indirect ownership interest in Summit Bank and shall file a motion pursuant to section 363 of the Bankruptcy Code for authorization to sell such interest in Summit Bank (and shall provide notice of such motion to the Liquidation Trustee and other parties that have requested notice in the Chapter 11 Cases). Except as set forth herein, assets (or proceeds thereof) not contributed to the Liquidating Trust on the Effective Date shall be contributed to the Liquidating Trust as soon as reasonably practicable after they are no longer necessary for the Wind Down or are liquidated by the Debtors. Except as provided in this paragraph, the Debtors shall not be required to contribute any cash or assets to the Trust. Notwithstanding anything to the contrary in the Liquidating Trust or the Plan, no cash or other assets (or proceeds of such other assets, including proceeds of causes of action) contributed to the Liquidating Trust at any time shall thereafter be available for or used to pay Administrative Claims, Fee Claims, Priority Tax Claims, post-Confirmation expenses of the Debtors, or claims of the Debtors' or Committee's Case Professionals for fees and expenses."

3.
The first sentence of section 4.02(d) of the Liquidating Trust is deleted and replaced with the following sentence: "In the event of a vacancy in the position of the Liquidation Trustee, the Liquidation Trust Oversight Committee, by majority vote, shall promptly select and appoint the successor Liquidation Trustee."

4.
The following sentence is added to the end of section 5.04(d) of the Liquidating Trust: "Notwithstanding anything to the contrary herein, any distributions to holders of Trust Preferred Securities Claims shall be made to the appropriate indenture trustee for the Trust Preferred Securities and shall be distributed by the indenture trustees for the Trust Preferred Securities in accordance with the Indentures and the Trusts."

5.
A new paragraph 4.07(i) is added to the Liquidating Trust as follows: "Notwithstanding anything to the contrary herein, the Liquidating Trustee shall not approve any Toggle Option (as defined in the Plan) proposed by the Debtors without the unanimous consent of the Liquidation Trust Oversight Committee."

H.	The Committee. Article XIII.F. of the Plan is deleted in its entirety and replaced with the following:
"F.            DISSOLUTION OF THE COMMITTEE.
On the Effective Date, the Committee shall dissolve automatically and all members, employees, or agents thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases; provided, that the Committee shall be deemed to remain in existence solely with respect to, and shall not be heard on any issue except, applications filed by the Professionals pursuant to sections 330 and 331 of the Bankruptcy Code."
I.	Occurrence of the Effective Date. A new paragraph "D" is added to the end of Article IX of the Plan, as follows:
"D.            OCCURRENCE OF THE EFFECTIVE DATE.
The Effective Date shall occur no later than three Business Days after the Confirmation Date, unless the Debtors and the Committee consent to a later date."
J.	The Wind Down Budget.
1.            The "Capitol Bancorp Limited Estimated Sources and Uses 1/1/14 thru 6/30/14" document attached to the Settlement Motion is attached to the Plan as new Exhibit C. Furthermore, a new paragraph "M" is added to Article XIII. of the Plan, as follows:
"M.            WIND DOWN BUDGET.
The Debtors shall continue to operate after the Effective Date for the limited purposes of (i) winding down their affairs, (ii) liquidating any assets not contributed to the Liquidating Trust, and (iii) providing transition services to Talmer as agreed by the Debtors (collectively, the "Wind Down"). Entry of the Confirmation Order shall constitute approval of the budget attached hereto as Exhibit C for the six month period beginning January 21, 2014 and ending July 21, 2014 (the "Wind Down Budget"). On the 15th day of each month, beginning on February 15, 2014 and ending on July 15, 2014, the Debtors shall provide the Liquidation Trustee with a comparison of the budgeted "Sources" and "Uses" to actual "Sources" and "Uses" for the prior month, in form and substance consistent with the Wind Down Budget. For the avoidance of doubt, the budgetary restrictions on Debtors are in the aggregate, and not on per line item basis, and the Debtors may reallocate funds among line items in the Wind Down Budget, in their sole discretion, so long as the Debtors do not exceed the aggregate amount of $1,500,000 as provided in the Wind Down Budget; provided, however, that (1) the amounts set forth opposite the "Salary + Benefits (6 months)" and the rent component of the "Occupancy and other (6 months)" line items of the Wind Down Budget shall be pro-rated to the extent the Debtors complete the Wind Down in less than six months and the Debtors shall not pay more than such pro-rated amounts for such line items in the Wind Down Budget; (2) the Debtors may not pay more than 100% of the amounts set forth in the Wind Down Budget for "Severance for continued employees" and "Vacation time for continuing employees"; and (3) the Debtors may not pay office rent in excess of the amounts reflected in a corresponding office lease agreement for the period covered by the Wind Down Budget. Notwithstanding any other provision of this paragraph and the Wind Down Budget: the Debtors may hire additional employees or independent contractors to assist in the Wind Down so long as the Debtors do not exceed the aggregate amount of $1,500,000 as provided in the Wind Down Budget; and, the Debtors' total expenditures following the Effective Date shall not exceed $1,500,000 without the written consent of the Liquidation Trustee. Any cash in the Estates that is not utilized by the Debtors during the period through June 30, 2014 shall be contributed to the Liquidating Trust no later than July 7, 2014. "
2.            Article V.S. of the Plan is hereby deleted.
K.	Payment of Certain Fees and Expenses.
1.	A new paragraph "N" is added to Article XIII of the Plan as follows:
"N.            PAYMENT OF CERTAIN FEES AND EXPENSES.
On the Effective Date, the Debtors shall wire transfer (or cause to be wire transferred) to members of the Committee, as directed in writing by the Committee prior to the Effective Date, (i) $160,000 from the Debtors' cash on hand and (ii) $100,000 from the Escrowed Funds (as that term is defined in the Stock Purchase Agreement by and among Talmer Bancorp, Inc., Capitol Bancorp Ltd. and Financial Commerce Corporation dated as of October 11, 2013 which was approved by the Court at Docket No. 692). The $100,000 withdrawal from the Escrowed Funds shall be funded through a pro rata deduction from the Allowed amounts of fees and expenses awarded to the Committee's Professionals pursuant to their final fee applications, such pro rata amount to be calculated based on the amount of fees and expenses awarded to each of them pursuant to their final fee applications."
2.	The Liquidating Trust Agreement is amended as follows:

a)	The phrase "provided they will pay all Case Professionals promptly upon allowance of their fees and expenses" at the end of the second sentence of Section 5.01(a)(ii) is deleted.

b)	A new section 5.01(a)(vi) is added as follows:
"Notwithstanding anything to the contrary herein or in the Plan, distributions to Beneficiaries of Assets (or proceeds of Assets) contributed to the Liquidating Trust shall be made in the following order:
(A)        The first $575,000 of distributions shall be made, pro rata, to members of the Official Committee of Unsecured Creditors of Capitol Bancorp Ltd., et al. on account of fees and expenses (including fees and expenses of their counsel and advisors) incurred by such members through the Effective Date of the Plan;

(B)
Next, pro rata to the holders of the Class 1 – Senior Note Claims, Class 2 - Trust Preferred Securities Claims, and Class 4 – General Unsecured Claims until such time as the holders of the Class 1 – Senior Note Claims have received an aggregate distribution of $3,250,000; provided, however, that the distributions on account of the Class 2 – Trust Preferred Securities Claims shall be made directly to the holders of the Senior Note Claims until such time as the holders of the Senior Note Claims have received an aggregate distribution of $3.25 million; and

(C)
For all remaining Assets (or proceeds of Assets), pro rata to the holders of the Class 1 – Senior Note Claims, Class 2 - Trust Preferred Securities Claims and Class 4 - General Unsecured Claims; provided, however, that the Indenture Trustees shall exercise their respective Charging Liens against the distributions on account of the Class 2 - Trust Preferred Securities Claims pursuant to this subsection (C) for any unpaid fees and expenses of the Indenture Trustees through the Effective Date of the Plan until such fees and expenses are paid in full; provided, further, however, that after the fees and expenses of each Indenture Trustee through the Effective Date of the Plan are paid in full, distributions on account of the Class 2 - Trust Preferred Securities Claims for which such Indenture Trustee serves as Indenture Trustee shall be made directly to the holders of the Class 1 - Senior Note Claims until such Senior Note Claims are paid in full; provided, further, however that after the Class 1 – Senior Note Claims are paid in full, distributions shall be made pro rata to the holders of the Class 2 – Trust Preferred Securities Claims and the Class 4 – General Unsecured Claims until such claims are paid in full.

L.	Provisions Governing Distributions and Cancellation of Indentures and Other Agreements.
1.	A new paragraph is added to the end of Article VI.A. of the Plan, as follows:
"(iv) Delivery of Distributions to Holders of Trust Preferred Securities Claims
Distributions to Holders of Trust Preferred Securities Claims shall (a) be made by the Disbursing Agent to the applicable Indenture Trustee for further distribution in accordance with the Trust Agreements and (b) be deemed completed when made by the Disbursing Agent to the applicable Indenture Trustee."
2.	Article I.B. of the Plan is amended to add the following definitions in alphabetical order:
""Charging Lien" means any charging lien or other priority in payment, to extent provided for in an Indenture or Trust Agreement, an Indenture Trustee is entitled to assert against distributions to be made to Holders of Trust Preferred Securities Claims under such Indenture or Trust Agreement for payment of Indenture Trustees Claims."
""Indenture Trustees" means (i) The Bank of New York Mellon Trust Company, N.A., (ii) U.S. Bank National Association, (iii) Wilmington Trust Company, and (iv) Manufacturers and Traders Trust Company, in each case in their capacities as trustees under the Indentures and Trust Agreements."
""Indenture Trustees Claims" means any fees, costs, expenses, disbursements and advances incurred or made by the Indenture Trustees pursuant to the Indentures and Trust Agreements including, without limitation, (a) any reasonable fees, costs, expenses and disbursements incurred by the Indenture Trustees and any of their attorneys, advisors (including, without limitation, financial advisors), agents and other professionals, in each case, whether prior to or on and after the Petition Date, or on or after the Effective Date, and (b) any fees, costs or expenses for services performed by the Indenture Trustees in connection with distributions made to the Holder of Trust Preferred Securities Claims pursuant to this Plan, in each case, whether on or after the Petition Date, or on or after the Effective Date."
3.	Article V.U. of the Plan is deleted in its entirety and replaced with the following:
"U.            CANCELLATION OF SECURITIES AND AGREEMENTS
On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtors and the Indenture Trustees under the Debentures and the related Indentures, under the Declarations and under the Guarantee Agreements, and any other share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of the Debtors giving rise to any Claim or Equity Security Interests, shall be canceled, and the Debtors, the Litigation Trustee, the Reorganized Debtors, and the Indenture Trustees, as applicable, shall not have any continuing obligations thereunder; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Equity Security Interest shall continue in effect solely for purposes of (a) allowing distributions, if any, to be made under the Plan pursuant to the Indentures and for the Indenture Trustees to perform such other necessary functions with respect thereto, if any, and to have the benefit of all the protections and other provisions of the applicable indentures in doing so; (b) preserving any rights of the Indenture Trustees to indemnification or contribution from Holders of Trust Preferred Securities Claims pursuant and subject to the terms of the Trust Agreements, each as applicable, as in effect on the Effective Date; and (c) permitting each of the Indenture Trustees to maintain or assert any right or Charging Lien it may have against distributions pursuant to the terms of the Plan to recover the Indenture Trustee Claims. On and after the Effective Date, all duties and responsibilities of the Indenture Trustees under the applicable Trust Agreements shall be discharged except to the extent required in order to effectuate the Plan.
On the Effective Date, except to the extent otherwise provided herein, any indenture agreement or other instrument relating to any of the foregoing (including without limitation, the Indentures, the Debentures, the Guarantee Agreements, and the Declarations), shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be fully released and discharged.
For the avoidance of doubt, nothing contained in the Plan or the Confirmation Order shall in any way limit or affect the standing of any of the Indenture Trustees to appear and be heard in the Bankruptcy Cases on and after the Effective Date; provided that such right to appear and be heard does not create or impose a duty or responsibility on such Indenture Trustees."
M.
Definition of "Objection Deadline".  The definition of "Objection Deadline" in the Plan is deleted in its entirety and replaced with the following:  "Objection Deadline" means, for all Claims or Equity Security Interests, 180 days after the Effective Date.  The Objection Deadline may be extended by the Court upon a showing of good cause for such extension."

N.	Preservation of Causes of Action.

1.	Exhibit B to the Plan is amended to add and preserve causes of action and claims of the Debtors against the Federal Deposit Insurance Corporation, as follows:
Causes of action and/or claims including, but not limited to, those based on (i) inconsistent and improper application of accounting conventions; (ii) placing improper pressure on state banking regulators; (iii) giving improper notice to bank subsidiaries of potential cross-guaranty liability stemming from the closure of Commerce Bank of Southwest Florida, on November 20, 2009; (iv) lack of good faith cooperation in bank sale transactions, bank merger proposals, and the larger scale liquidation of the Debtors' subsidiary banks; (v) failure to act in a manner consistent with the FDIC's statutory obligations, including 12 U.S.C. § 1831o(a)'s mandate to "resolve the problems of insured depository institutions at the least possible long-term loss to the Deposit Insurance Fund"; (vi) improperly preventing the Debtors' efforts to supply additional capital to subsidiary banks; (vii) the unnecessary seizure of subsidiary banks; and (viii) failing to negotiate a good faith division of sale proceeds from the sale of subsidiary banks.
2.	Exhibit B to the Plan is further amended to add and preserve causes of action and claims of the Debtors against the Insiders as follows:
Causes of action and/or claims including, but not limited to, those based on (i) breach of fiduciary duty, (ii) failure to implement and maintain effective risk management procedures and internal controls, (iii) self-dealing, (iv) approval of fraudulent transfers, and (v) causes of action under chapter 5 of the Bankruptcy Code; provided, however, that the causes of action and/or claims preserved against the Insiders shall not include any causes of action and/or claims covered by the Exculpation and Limitation of Liability provisions of Article XII.D. of the Plan. In all respects, any and all rights to recovery relating to and arising from such causes of action and/or claims are limited by the provisions of Article XII.E. of the Plan, as modified by the Settlement Agreement between the Debtors and the Committee and the Confirmation Order. Nothing contained in this paragraph shall be deemed to constitute an admission of the Debtors or the Insiders, or constitute other evidence or support for any other assertion, that any such causes of action or claims exist.

5.            The rights of each Priority Tax Creditor are Unimpaired by the Plan.  Each Priority Tax Creditor shall receive Cash equal to the unpaid portion of its Allowed Priority Tax Claim on the date on which its Allowed Priority Tax Claim becomes payable under applicable law or any agreement relating thereto.  The Debtors, the Michigan Department of Treasury and the IRS, pursuant to a prior stipulation [Docket No. 246], have agreed as follows:

A.            Provision relating to interest rate on taxes:
As to any administrative and/or priority tax debt that is finally determined to be owed by the Debtors to the State of Michigan, the Debtors shall pay interest as determined under applicable non-bankruptcy law, as required by 11 U.S.C. § 511.  The interest rate for the State of Michigan shall be the rate in effect as of the date of Confirmation, and shall accrue commencing on the Effective Date of the Plan.  After the Debtors' liability for Michigan Business Tax, if any, is finally resolved including all appeals and/or under Bankruptcy Code § 505, the Debtors shall otherwise pay such taxes according to 11 U.S.C. §1129(a)(9) or whatever payment plans may be agreed to between the Debtors and the State of Michigan.
The Joint Committee on Taxation of the U.S. Congress has approved the compromise between the Debtors and the IRS relating to Source Years 2008, 2009 and Refund Years 2004, 2005, 2006, 2007.  The Debtors shall pay the liabilities pursuant to 11 U.S.C. § 1129(a)(9) and interest under 11 U.S.C. § 511, unless otherwise agreed between the IRS and the Debtors.
B.            Provision for Curing or Waiving Defaults:
Upon the failure of the Debtors to make any payments due on a priority or secured tax claim that is not cured within 30 days of a written notice of default by the tax creditor, such tax creditor may exercise all rights and remedies available under non-bankruptcy law for the collection of its entire claim, or seek appropriate relief in this Court.
C.            Provision Limiting the Scope of Exculpation:
Notwithstanding any provision to the contrary herein, in the Disclosure Statement, the Plan or any Plan document, nothing shall (1) affect the ability of the State of Michigan or the IRS to pursue, to the extent allowed by non-bankruptcy law, any non-debtors for any liabilities that may be related to any tax liabilities owed by the Debtors, or (2) affect the rights of the State of Michigan or the IRS to assert setoff and recoupment, and such rights are expressly preserved.  Moreover, the Debtors agree that they will timely file or cause to be filed all required state tax returns and shall otherwise comply with the provisions of the State of Michigan Tax Code and the Internal Revenue Code.
6.            Since the entry of Docket No. 246 referenced above, CBC and the Michigan Department of Treasury reached a settlement regarding tax years 2009 and 2010 [Docket No. 521], which now controls the terms of payment for those tax years.

7.            The foregoing modifications to the Plan constitute a modification of the Plan within the meaning of Bankruptcy Code § 1127(a) and do not adversely change the treatment of any Claim or any creditor and, therefore, in accordance with Bankruptcy Rule 3019, the Plan is deemed accepted by all creditors who have previously accepted the Plan, and it is not necessary for the Plan or the modifications thereto to be re-noticed to creditors.  As modified, the Plan meets the requirement of sections 1122, 1123 and 1129 of the Bankruptcy Code.

8.            Subject to any applicable provision of the Plan, and notwithstanding any otherwise applicable law, upon the Effective Date, the terms of the Plan and this Order are deemed binding upon the Debtors, the Committee and any and all holders of Claims or Equity Security Interests, regardless of whether such Claims or Equity Security Interests are allowed, disallowed, subordinated, equitably subordinated, contingent or impaired under the Plan or whether the holders of such Claims or Equity Security Interests accepted, rejected or are deemed to have accepted or rejected the Plan.

9.            The classification of Claims and Equity Security Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications set forth on the ballots shall not be deemed to modify or otherwise affect the classification of such Claims and Equity Security Interests under the Plan for distribution purposes.

10.            Notwithstanding the entry of this Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over these Chapter 11 Cases after the Effective Date to the greatest extent legally permissible, including, but not, limited to: (i) all matters set forth in Article XI of the Plan, (ii) the timing and amount of any distribution under the Plan; and

(iii) any and all other matters arising out of, or in any way related to, the Plan, the Liquidating Trust or the Chapter 11 Cases.

11.            All injunctions, limitations of liability and exculpation provisions in the Plan, including without limitation, those in Article XII of the Plan, are fair and equitable and given for valuable consideration and are in the best interest of the Debtors and all parties in interest, and such provisions shall be effective and binding on all persons and entities, to the extent provided therein, and are incorporated in this Order as if set forth in full herein and are hereby approved in their entirety.

12.            The designation of Michael Messersmith, FTI Consulting, Inc. and Cristin K. Reid as members of the Liquidation Trust Oversight Committee is hereby approved, and the designation of the Liquidation Trustee in the manner provided in paragraph L of this Order is hereby approved.

13.            All sales of the Debtors' property which may hereafter occur are in accordance with the Plan, and are free and clear of all claims and interests of creditors, equity security holders, and shareholders in the Debtors pursuant to Bankruptcy Code § 1141(c).

14.            Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of any security under the Plan, or the making or deliver of any instrument of transfer under the Plan, including the sale, assignment or transfer of any asset, shall not be taxed under any law imposing a stamp tax or similar tax.

15.            The provisions of Article XII.D ("Exculpation and Limitation of Liability") of the Plan are approved and incorporated herein by reference.

16.            Upon the Effective Date, the employment of each of Honigman Miller Schwartz and Cohn LLP as counsel to the Debtors, Foley & Lardner LLP as counsel to the Committee, and

FTI Consulting, Inc. as financial advisor to the Committee, is terminated, and, except as may be required by applicable nonbankruptcy law, such Professionals shall have no further duties or responsibilities to the Debtors and the Committee, respectively; provided, however, that each such Professional shall submit and prosecute its final Fee Claims in accordance with the Plan.

17.            Effective upon the later to occur of (a) September 30, 2014 and (b) one Business Day after the closing of the sale of the Debtors' indirect ownership interest in Summit Bank of Kansas City, the Debtors shall be automatically dissolved pursuant to the Michigan Business Corporation Act and applicable nonbankruptcy law without the need for approval of any shareholders of the Debtors or further order of the Court.  Upon the Effective Date, Cristin K. Reid, Corporate President of the Debtors, is authorized take all actions for and on behalf of the Debtors, relating to the Wind Down and dissolution of the Debtors, that may otherwise require approval of the shareholders of the Debtors.

18.            No just reason exists for the delay in implementation of this Order.  This Order is a final and appealable order pursuant to Bankruptcy Rules 7054(a) and 9014.

19.            The Debtors are directed to serve a notice of the entry of this Order and the deadlines and bar dates established under the Plan and this Order, and a Notice of the Effective Date, on all parties that received the Amended Solicitation Procedures Order within 10 days after the Effective Date.

20.            This Court reserves and retains jurisdiction to enforce the terms of this Confirmation Order.

Signed on January 29, 2014
/s/ Marci B. McIvor
Marci B. McIvor
United States Bankruptcy Judge

14215325.1

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